UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Chevron Corporation

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Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

FOR IMMEDIATE RELEASE

Charles W. “Wick” Moorman Nominated to Chevron Board of Directors

SAN RAMON, Calif., March 28, 2012 – Chevron Corporation (NYSE: CVX) announced that Charles W. “Wick” Moorman has been nominated for election to Chevron’s board of directors. Moorman will be part of the slate of board nominees to be considered for election to Chevron’s board at the company’s Annual Meeting of Stockholders on May 30.

Moorman, 60, is chairman, chief executive officer and president of Norfolk Southern Corporation, one of the nation’s premier transportation companies. A 23-year veteran of Norfolk Southern, Moorman has served in numerous executive capacities, including senior vice president of Corporate Planning and Services, senior vice president of Corporate Services, and president of Thoroughbred Technology and Telecommunications, Inc., a subsidiary of Norfolk Southern.

Moorman serves on the board of directors of WHRO Public Broadcasting and the University of Virginia Medical Center operating board. He also serves as a trustee of the Chesapeake Bay Foundation, the Chrysler Museum of Art and the Nature Conservancy of Virginia.

Moorman earned his bachelor’s degree in civil engineering from Georgia Institute of Technology and his MBA from Harvard Business School.

Additional Information About the Annual Meeting

Chevron intends to file with the Securities and Exchange Commission (the “SEC”) and make available to its stockholders a proxy statement containing information about Chevron and the matters to be considered at the 2012 Annual Meeting of Stockholders, including the election of directors. Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision regarding the election of directors and the other matters to be acted on at the Annual Meeting. Chevron stockholders will also be able to obtain the proxy statement, as well as other filings containing information about Chevron without charge at the SEC’s website (http://www.sec.gov) and at Chevron’s website (http://www.chevron.com). Stockholders will be able to obtain printed copies of these documents without charge by requesting them online (http://investor.chevron.com) or in writing from Chevron Corporation, 6001 Bollinger Canyon Road, San Ramon, CA 94583, Attn: Corporate Secretary.

-MORE-

Chevron and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Chevron’s stockholders with respect to the election of directors and other matters to be considered at the Annual Meeting. Information regarding any interests that Chevron’s executive officers and directors may have with respect to the matters to be discussed at the Annual Meeting will be included in the proxy statement.

Chevron is one of the world’s leading integrated energy companies, with subsidiaries that conduct business worldwide. The company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemical products; generates power and produces geothermal energy; provides energy efficiency solutions; and develops the energy resources of the future, including biofuels. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

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Contact:	Lloyd Avram —	+1 925-790-6930